UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 229-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On May 13, 2011, Arch Chemicals, Inc. (the “Company”) entered into an unsecured Revolving Credit Agreement (the “New Credit Agreement”) with the lenders party thereto, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Wells Fargo Securities, LLC and U.S. Bank National Association, as joint lead arrangers and joint book managers, and RBS Citizens, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, as co-syndication agents. The New Credit Agreement, which matures on May 13, 2016, provides for the Company to borrow up to $375 million on a revolving basis from the lenders at various fixed and floating interest rates and also provides for the issuance of letters of credit. The New Credit Agreement permits the maximum borrowing amount to be increased from $375 million up to a maximum of $475 million upon the satisfaction of certain conditions, including the agreement of existing or new lenders to increase their existing commitments or extend new commitments, as applicable. The New Credit Agreement contains various representations and financial and other covenants, including (i) a covenant prohibiting the consolidated interest coverage ratio as defined in the New Credit Agreement (EBITDA/total interest expense) from being less than 3.0, (ii) a covenant requiring that the quarterly consolidated leverage ratio as defined in the New Credit Agreement (debt/EBITDA) not exceed 4.0 for the first fiscal quarter for each year or 3.5 for each other fiscal quarter for each year and (iii) a restricted payments covenant. The restricted payments covenant restricts the payment of dividends and the repurchase of Company shares to $95.5 million plus 50 percent of future cumulative adjusted net income (loss). The New Credit Agreement also contains standard events of default, the occurrence of which may trigger an acceleration of amounts outstanding, and/or the termination of the lenders’ commitments to lend, under the New Credit Agreement.

The foregoing is a summary of the terms and conditions of the New Credit Agreement only and does not purport to be a complete discussion of its terms. Accordingly, the foregoing description is qualified in its entirety by reference to the New Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The New Credit Agreement replaces the Company’s unsecured $350 million Revolving Credit Agreement, dated as of June 15, 2006, as amended (the “Prior Credit Agreement”), among Arch Chemicals, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC (formerly known as J.P. Morgan Securities Inc.) and Banc of America Securities, L.L.C., as joint lead arrangers and joint book managers, SunTrust Bank, as documentation agent, and Bank of America, National Association and Citizens Bank of Massachusetts, as co-syndication agents. The Prior Credit Agreement was scheduled to mature on June 15, 2011.

Some of the lenders under the New Credit Agreement have in the past provided, and may in the future provide, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, fees and commissions.

Item 1.02. Termination of a Material Definitive Agreement.

The Company terminated the Prior Credit Agreement on May 13, 2011. The Prior Credit Agreement was terminated in connection with the Company entering into the New Credit Agreement on the same day. The Prior Credit Agreement provided for the borrowing on a revolving basis up to $350 million at various interest rates and was scheduled to mature on June 15, 2011. No early termination penalties applied.

Some of the lenders under the Prior Credit Agreement have in the past provided, and may in the future provide, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, fees and commissions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

A press release issued by the Company on May 18, 2011 relating to the New Credit Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of May 13, 2011, among Arch Chemicals, Inc., the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Wells Fargo Securities, LLC and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Managers, and RBS Citizens, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, as Co-Syndication Agents.

99.1	Press Release, dated May 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CHEMICALS, INC.

By:	/s/ Joseph P. Lacerenza
Name: Joseph P. Lacerenza
Title: Senior Deputy General Counsel and Secretary

Date: May 19, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of May 13, 2011, among Arch Chemicals, Inc., the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Wells Fargo Securities, LLC and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Managers, and RBS Citizens, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, as Co-Syndication Agents.

99.1	Press Release, dated May 18, 2011.